Exhibit 10.9

100 Somerset Corporate Blvd

Bridgewater, New Jersey 08807

11/19/25

Apogee Acquisition Corp. (SPAC)

Gentlemen:

In order to document the understanding between us as to the scope of the work that Brio Financial Group (“we” or “Brio”) will perform, as well as certain other matters, we are entering into this Agreement with Apogee Acquisition Corp. (“you” or the “Company”). To avoid any misunderstandings, this Agreement defines the services we will perform for you as well as your responsibilities..

SCOPE OF WORK

Initial Services (DRS/S-1):

●	We will assist you with developing and documenting a monthly and quarterly accounting close process.

●	We will assist you with preparing your inception to date financial statements, including the accompanying notes, in accordance with Generally Accepted Accounting Principles (GAAP) and in accordance with the rules as promulgated by the Securities and Exchange Commission (SEC) as applied by the Company. We will coordinate this effort with Company personnel and the Company’s independent auditor. Our engagement does not include any audit or review services in relation to the Company’s financial statements.

●	We will assist you with maintaining the Company’s accounting system. We will record all transactions on a quarterly basis.

●	We will assist in the preparation of the Management Discussion and Analysis of Financial Condition and Results of Operations (MD&A) portion of any quarterly and annual reports of the Company. You further acknowledge that we do not render legal advice.

●	The Initial Services are inclusive of any work on the financial portions of the Registration Statement on Form S-1 and for the preparation of the balance sheet to be used in the Form 8-K disclosing the Initial Public Offering.

Quarterly Services:

●	We will assist you with preparing your quarterly and annual financial statements, including the accompanying notes, in accordance with Generally Accepted Accounting Principles (GAAP) and in accordance with the rules as promulgated by the Securities and Exchange Commission (SEC) as applied by the Company. We will coordinate this effort with Company personnel and the Company’s independent auditors. Our engagement does not include any audit or review services in relation to the Company’s financial statements.

●	Each quarter during our engagement, we will obtain all information necessary to produce the bookkeeping of the Company. We request the Company to provide, on a timely basis, all banking information, contracts, bills and invoices. We will work with the Company to ensure all information is recorded timely.

●	We will assist you in the accounting of complex financial instruments and other complex accounting transactions, such as the valuation, recognition, reporting and disclosure of all equity transactions and complex financial instruments. We will prepare and document our accounting analysis so that you can provide the analysis to your independent auditors.

●	We will assist in the preparation of the Management Discussion and Analysis of Financial Condition and Results of Operations (MD&A) portion of any quarterly and annual reports of the Company.

●	At your request we will be available for conference calls with management and your Board of Directors or the Audit Committee of your Board of Directors.

Chief Financial Officer (“CFO”):

●	We will provide those services typical for a CFO of a SPAC, including:

o	Review, approve and sign all filings with the SEC.

o	Review, approve and sign all other corporate and vendor agreements.

o	Maintain relationships with the Board and Audit Committee.

o	Maintain relationships with all vendors/service providers, including legal counsel and financial institutions.

o	Assist executive officers with shareholder and financing matters.

Ian Rhodes will serve as the CFO.

The services to be furnished to the Company are not designed to guarantee the accuracy of the financial statements and cannot be relied upon to detect fraud or errors, should any exist. However, should any fraud or errors come to our attention; we will report them to you, except for any errors which are clearly inconsequential. In addition, during the course of our engagement, financial statement misstatements may be identified, either through our work or through communication by your employees to us, and we will bring these misstatements to your attention. The Company is solely responsible for any misstatements, as well as any corrective adjustments, although we may propose adjustments.

Notwithstanding any provision of this Agreement to the contrary, we will not be responsible for detecting errors or evidence of fraud or illegal acts that may exist in your books, records, accounts, or operations (provided, however, that we will inform the appropriate level of management of any evidence of fraud or possible illegal acts or errors that come to the attention of us, except for any errors which are clearly inconsequential). We will have no responsibility to identify or communicate significant deficiencies or material weaknesses in the Company’s internal control over financial reporting as part of its engagement under this Agreement. However, if we identify significant deficiencies or material weaknesses, we will report them to management.

Pricing

Initial Services:

We will perform the services related to the S-1/DRS at fixed price rate of $22,500. We will charge a fixed fee of $7,000 for each round of SEC comments, subject to a maximum of $14,000. We will charge a fixed fee of $7,500 for the balance sheet included in the IPO Form 8-K. The Company will also be billed for travel and other out-of-pocket costs, such as report production, postage, etc., provided that we will not incur out-of-pocket costs in the aggregate in excess of $1,000 without first seeking your approval. We request a retainer in the amount of $15,000 which will be applied to the first bill of this Agreement. The remaining balance ($7,500) will be payable upon filing the Form 8-K disclosing the IPO. The SEC comment letter fee and IPO Form 8-K fee will be billed and payable upon filing of the related documents. If the Company determines that additional work is needed from Brio Financial Group, an additional pricing agreement will be agreed upon and issued prior to the commencement of the work.

Recurring Services:

We will perform the recurring services at a fixed rate of $7,500 for each Form 10-Q and $12,500 for each Form 10-K. The Company will also be billed for travel and other out-of-pocket costs, such as report production, postage, etc. If the Company determines that additional work is needed from Brio Financial Group, an additional pricing agreement will be agreed upon and issued prior to the commencement of the work. The Company has the ability to cancel the Recurring Services at any time.

CFO Services:

We will perform the CFO services at a monthly rate of $6,000.

We will be entitled to indemnification, including D&O insurance, similar to other officers.

The above fees are inclusive of the services set forth above. These fees do not include such work as the deSPAC S-4 and financial instruments valuation work.

Additional work not expressly provided for in this Agreement, such as work for registration statements, due diligence reviews for potential acquisitions, current reports on Form 8-K, analysis for additional debt and equity raises, and additional travel for attendance in person at Board of Director or other meetings are not included in the above estimate. Services such as these will be billed at our standard hourly rates unless an additional engagement letter and pricing scheme is in place. Please note that if there is a significant change in the company’s business or number of transactions, the fixed fees will need to be re-negotiated and a new agreement will need to be put into place prior to additional work being performed by Brio Financial Group.

In accordance with our usual procedures, we will present invoices on a monthly basis with payments due promptly upon receipt. We reserve the right to suspend services whenever an invoice remains unpaid for more than 45 days.

E-mail Communication

In connection with this engagement, we may communicate with you or others via e-mail transmission. As e-mails can be intercepted and read, disclosed, or otherwise used or communicated by an unintended third party, or may not be delivered to each of the parties to whom they are directed and only to such parties, we cannot guarantee or warrant that e-mails from us will be properly delivered and read only by the addressee. Therefore, we specifically disclaim any liability or responsibility whatsoever for interception or unintentional disclosure or communication of e-mail transmissions, or for the unauthorized use or failed delivery of e-mails transmitted by us in connection with the performance of this engagement. In that regard, you agree that we shall have no liability for any loss or damage to any person or entity resulting from the use of e-mail transmissions, including any consequential, incidental, direct, indirect, or special damages, such as loss of revenues or anticipated profits, or disclosure or communication of confidential or proprietary information.

Compelled Disclosure

In the event that Brio Financial Group, LLC or any of our affiliates, or any of our members, managers and employees are requested or become legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any information regarding the Company or the services provided hereunder, the Company (to the extent permitted) will be provided with prompt written notice by us thereof, so that the Company may seek a protective order or other appropriate remedy at its own option and expense. The Company shall reimburse us for all reasonable and accountable costs and expenses, including attorneys’ fees, which we and our affiliates, and our members, managers, and employees incur in connection with such requested or compelled disclosure, whether or not any such protective order or other remedy is sought or obtained.

Indemnification

The Company shall defend, indemnify, and hold us and its affiliates, and its and their members, managers, partners, directors, officers and employees, harmless from and against all claims asserted by a third party (or parties) and related damages, losses, or expenses, including, but not limited, to reasonable and documented attorneys’ fees arising out of or resulting from any and all acts or omissions of the Company or its affiliates, including, but not limited to acts or omissions in the maintenance of the Company’s books, records, and accounts, in the preparation or use of the Company’s financial statements, in the timely filing of reports, statements, and other documents with the U.S. Securities and Exchange Commission, and in the design and maintenance of disclosure controls and procedures and internal control over financial reporting; provided that the Company shall have no obligation to indemnify us and our affiliates, and ours/their members, managers, partners, directors, officers and employees for such costs and expenses if such costs and expenses are the result of or caused by any actions constituting gross negligence, willful misconduct, illegal acts or fraud of or on the part of, or at the direction of, us and our affiliates, and ours/their members, managers, partners, directors, officers and employees.

Limitation on Liability

Our maximum liability hereunder for any reason shall be limited to the aggregate amount of the fees paid by the Company to us for the twelve months immediately preceding the date of the applicable claim, except to the extent that it is finally determined that the Company has incurred actual direct damages that have resulted from the gross negligence or willful misconduct of us, in which case our maximum liability hereunder shall be limited to such actual direct damages. UNDER NO CIRCUMSTANCES SHALL WE BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL LOSS OR DAMAGE RELATING TO THIS AGREEMENT. This limitation on liability provision shall apply to the fullest extent of the law, whether any claims are based in contract, statute, tort, or otherwise.

Waiver

The failure of any party to this Agreement at any time to require the performance of any provision of this Agreement shall in no manner affect the right to enforce the same, and no waiver by any party to this Agreement of any provision of this Agreement (whether by conduct or otherwise) shall be deemed or construed as a further or continuing waiver of such provision or any other provision of this Agreement.

Third-Party Rights

No provision of this Agreement shall in any way inure to the benefit of any third person (including the public at large) so as to make any such person a third-party beneficiary of this Agreement or of any one or more of the terms hereof, or otherwise give rise to any cause of action in any person not a party hereto.

Confidentiality

We agree to maintain the confidentiality of the Company’s information with which we come into contact with the same degree of care as we maintain our own confidential information.

Severability

If any provision of this Agreement, as applied to any party or to any circumstances, shall be found by a court of competent jurisdiction to be void, invalid, or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstances, or the validity or enforceability of this Agreement.

Entire Agreement

This Agreement contains the entire understanding of the parties hereto relating to the subject matter of this Agreement and supersedes all prior and collateral agreements, understandings, statements, and negotiations of the parties.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to any laws that might otherwise govern under applicable principles of conflicts of laws.

Dispute Resolution

If any dispute arises among the parties, they agree to try first in good faith to settle the dispute by mediation administered by the American Arbitration Association (AAA) under its Commercial Mediation Rules. All unresolved disputes shall then be decided by final and binding arbitration in accordance with the Commercial Arbitration Rules of the AAA. In agreeing to arbitration, we both acknowledge that in the event of a dispute over fees, each of us is giving up the right to have the dispute decided in a court of law before a judge or jury and instead we are accepting the use of arbitration for resolution. In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Agreement (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Agreement, the prevailing party shall be awarded its reasonable attorney fees, and costs and expenses incurred.

Term

This Agreement will commence on the date hereof and will continue in effect until the first anniversary of the date hereof. It is understood that either party may terminate this Agreement at any time, for any reason, within 10 days of written notice to the other party. It is understood that any unpaid services that are outstanding at the date of termination are to be paid in full within 10 days from the date of termination.

We would like to take this opportunity to express our appreciation for the opportunity to offer our services to your organization.

Very truly yours,

Brio Financial Group

Acceptance:

This letter correctly sets forth the understanding of Apogee Acquisition Corp.

/s/ Jeffrey Smith
Jeffrey Smith, President & CEO

11/19/25